Exhibit 10.1
EXECUTION VERSION
BRIDGER AEROSPACE GROUP HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN
(for Senior Vice Presidents and above)
Plan Document/Summary Plan Description
Bridger Aerospace Group Holdings, Inc. (the “Company”) has adopted this Executive Severance Plan (the “Plan”) for the benefit of Eligible Executives of the Company and its subsidiaries (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated. Participation in the Plan is generally intended to be limited to those executive employees designated as eligible for the Plan by the Plan Administrator who receive and, within 30 days thereof, return a Participation Notice in the form attached hereto as Exhibit A. The purpose of the Plan is to encourage the retention of key management employees of the Company and to foster their continued dedication to their assigned duties without distraction.
The Plan shall be effective on the Effective Date. The Plan supersedes, solely for the Eligible Executives, any prior plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored, maintained, or delivered by any member of the Company Group or any predecessor entity thereof (including Wildfire New Pubco, Inc.) and/or entered into by any representative of the Company Group that might otherwise provide severance payments or benefits (collectively, the “Other Severance Arrangements”). As such, the Plan represents the exclusive severance benefit provided to Eligible Executives, and such individuals shall not be eligible for any other severance payments or benefits provided in the Other Severance Arrangements.
The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be an unfunded “top hat” “welfare plan” within the meaning of Section 3(1) of ERISA and a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA The Plan shall be administered in a manner consistent with this intent and any provision that would cause the Plan to fail to constitute a welfare plan under ERISA shall have no force and effect.
1.Definitions.
(a)“Accrued Obligations” means, with respect to an Eligible Executive (i) all accrued but unpaid Base Salary due through the date of such Eligible Executive’s Termination and (ii) following the submission of proper expense reports by the Eligible Executive, any unpaid or unreimbursed expenses reasonably and necessarily incurred by him or her in connection with the business of the Company Group, in accordance with the policies of the Employer, prior to the date of such Eligible Employee’s Termination.
(b)“Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, a Person.

(c)“Base Salary” means an Eligible Executive’s annual base salary rate immediately prior to his or her Termination (or, if higher, the annual base salary immediately prior to an event that constitutes Good Reason and which served as the basis of a Qualifying Termination) exclusive of any bonus payments or additional payments, unpaid or unreimbursed expenses, under any benefit plan sponsored or maintained by the Company Group, including but not limited to, any plans subject to ERISA, stock plans, incentive and deferred compensation plans, insurance coverage or medical benefits and without regard to any salary deferrals under the benefit or deferred compensation plans or programs of the Company Group.
(d)“Board” means the Board of Directors of the Company.
(e)“Bonus Multiple” means as to any Eligible Executive, with respect to a Covered Termination or CIC Termination, the applicable Bonus Multiple set forth in Exhibit B applicable to the Eligible Executive’s Plan Tier as set forth in the Eligible Executive’s Participation Notice.
(f)“Cause” means, as determined by the Plan Administrator in its discretion, the occurrence of any of the following with respect to an Eligible Executive: (i) willful misconduct or gross negligence in the performance of the Eligible Executive’s duties that causes or could reasonably be expected to cause material harm to the Company Group; (ii) the Eligible Executive’s conviction or plea of guilty or no contest to a felony or crime involving fraud, dishonesty, or moral turpitude; (iii) the Eligible Executive’s fraud, embezzlement, or theft involving property or funds of the Company Group; (iv) willful failure or refusal by the Eligible Executive to carry out lawful and reasonable directives of the Board (and, for any Eligible Executive that is not the Chief Executive Officer of the Company, the Chief Executive Officer of the Company or his or her supervisor), after, in the case of this clause (iv) only, written notice and a reasonable opportunity to cure; or (v) a material breach by the Eligible Executive of any written agreement between the Eligible Executive and any member of the Company Group or the Eligible Executive’s material violation of the written policies of any member of the Company Group, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company Group.
(g)“Change in Control” has the meaning set forth in the Omnibus Incentive Plan, provided such event or circumstances constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, in each case within the meaning of Section 409A of the Code.
(h)“CIC Period” means the 18-month period immediately following the occurrence of a Change in Control.
(i)“CIC Termination” means any Qualifying Termination which occurs during the CIC Period (or, solely with respect to a Qualifying Termination that occurs as a result of a resignation by the Eligible Executive for Good Reason, for which the Eligible Executive provided proper notice of Good Reason within the CIC Period).
(j)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and the regulations promulgated thereunder.
(k)“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(l)“Committee” means the compensation committee of the Board, unless another committee or subcommittee is designated by the Board for such purpose under the Plan, which may include one or more Company directors or executive officers to the extent permitted under applicable law. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.
(m)“Covered Termination” means a Qualifying Termination which occurs other than during the CIC Period (excluding, solely with respect to a Qualifying Termination that occurs as a result of a resignation by the Eligible Executive for Good Reason, a Qualifying Termination for which the Eligible Executive provided proper notice of Good Reason within the CIC Period).
(n)“Effective Date” means March 24, 2026.
(o)“Eligible Executive” means any executive who is selected by the Plan Administrator to participate in the Plan and, within 30 days of receipt of the same, returns to the Company an executed Participation Notice.
(p)“Employer” means, with respect to any Eligible Executive, (i) prior to a Change in Control, the member of the Company Group at which such Eligible Executive is employed, and (ii) following a Change in Control, the entity that the Eligible Executive is employed by immediately after such Change in Control.
(q)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(r)“Good Reason” means the occurrence, without the Eligible Executive’s consent, of any of the following events with respect to such Eligible Executive: (i) a material reduction in the Eligible Executive’s total compensation opportunity (measured as base salary, annual target bonus opportunity, and annual target long-term incentive award opportunity in the aggregate) (in each case, other than a broad reduction applied to all executive employees of the Company); (ii) a material diminution in the Eligible Executive’s authority, title, duties, or responsibilities; (iii) a relocation of the Eligible Executive’s principal place of employment as reflected in Company records to a place that increases such Eligible Executive’s one-way commute by more than 50 miles from its current location; or (iv) a material breach by the Company of the Company’s obligations under any material agreement with the Eligible Executive; provided, however, that in order for the Eligible Executive’s resignation to be deemed to have been for Good Reason, the Eligible Executive must provide written notice to the Company, as applicable, of such Eligible Executive’s intent to resign for Good Reason within 30 days after the Eligible Executive first has actual knowledge of the event giving rise to Good Reason, which notice shall describe the event(s) the Eligible Executive believes give rise to Good Reason; thereafter allow the Company 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”); and if the event is not reasonably cured within the Cure Period, must resign from all positions held with the Company effective not later than 30 days after the expiration of the Cure Period; provided, further that the following shall not in and of themselves constitute “Good Reason”: (a) the transactions contemplated by a definitive agreement entered into in order to consummate a Change in Control, (b) the Company or any of its Affiliates becoming a subsidiary in connection with a Change in Control, (c) any changes in reporting structure that would require the Eligible Executive to report to a new supervisor (including a committee or a general manager) in connection with a Change in Control, or (d) changes to the Eligible Executive’s authority, reporting responsibilities, or duties arising solely by reason of the Company or any of its Affiliates ceasing to be a public company in connection with a Change in Control.

(s)“Health Continuation Period” means, as to any Eligible Executive, with respect to a Covered Termination or CIC Termination, the applicable Health Continuation Period set forth in Exhibit B applicable to the Eligible Executive’s Plan Tier as set forth in the Eligible Executive’s Participation Notice; provided, however, that the Health Continuation Period shall terminate immediately as of any earlier date on which the Eligible Executive becomes eligible to receive any health benefits as a result of subsequent employment or service or otherwise.
(t)“Omnibus Incentive Plan” means the Company’s 2023 Omnibus Incentive Plan, as amended from time to time.
(u)“Participation Notice” means the form of participation notice and agreement to the terms of the Plan, substantially in the form set forth in Exhibit A hereto.
(v) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and any successor thereto).
(w)“Plan Administrator” means the Committee or such other individual or group of individuals as may be appointed as the Plan Administrator under the Plan by the Committee from time to time.
(x)“Plan Tier” means the tier to which an Eligible Executive is assigned for purposes of participation in the Plan, as determined by the Plan Administrator, and as set forth in the Eligible Executive’s Participation Notice.
(y)“Qualifying Equity Award” means each outstanding equity award in the Company issued under the Omnibus Incentive Plan and held by the Eligible Executive that is subject solely to time-based vesting conditions.
(z)“Qualifying Termination” means, with respect to an Eligible Executive, a Termination (i) by the Company Group without Cause or (ii) as a result of the Eligible Executive’s resignation for Good Reason. The following shall not constitute a Qualifying Termination for purposes of the Plan: (i) a termination of employment for Cause; (ii) the Eligible Executive’s resignation for any reason other than for Good Reason; (iii) the cessation of the Eligible Employee’s employment due to death or disability; or (iv) the cessation of the Eligible Executive’s employment with the Company Group as the result of a Change in Control if the Eligible Executive is offered employment with the purchaser or successor in interest to the Eligible Executive’s Employer as of immediately prior to the Change in Control, and such offer of employment is on terms and conditions substantially comparable in the aggregate (as determined by the Plan Administrator in its sole discretion) to the terms and conditions of the Eligible Executive’s employment with the Company Group immediately prior to the Change in Control.
(aa)“Release Agreement” means a release of claims in a form satisfactory to the Company Group, pursuant to which an Eligible Executive may be required to (i) acknowledge the receipt of the severance payment and other benefits and (ii) release the Company Group and its Affiliates (including the Employer) and other persons and entities designated by the Company from any liability, including as arising from the Eligible Executive’s employment or termination of employment (other than with respect to the Eligible Executive’s rights under the Plan); provided, that, such agreement shall not contain any additional restrictive covenants.
(ab)“Release Effectiveness Date” means the date the Release Agreement becomes effective and irrevocable pursuant to its terms.

(ac)“Severance Multiple” means, as to any Eligible Executive, with respect to a Covered Termination or CIC Termination, the applicable Severance Multiple set forth in Exhibit B applicable to the Eligible Executive’s Plan Tier as set forth in the Eligible Executive’s Participation Notice.
(ad)“Short Term Incentive Bonus Program” means the annual cash incentive bonus program sponsored by the Company Group in which the Eligible Executive participates as of the date of a Qualifying Termination.
(ae)“Target Bonus” means an Eligible Executive’s target annual cash bonus under the Short Term Incentive Bonus Program for the year in which the Eligible Executive’s Termination occurs.
(af)“Termination” means the termination of an Eligible Executive’s employment or service, as applicable, with all members of the Company Group for any reason (including death), other than any termination of an Eligible Executive’s employment with the Employer solely as a result of a transfer to the employ of another member of the Company Group.
2.Eligibility. Eligibility to participate in the Plan shall be limited to any employee of the Company Group that is designated in writing as an Eligible Executive by the Plan Administrator; provided that, as a condition of participation in the Plan and receipt of severance payments or benefits hereunder, the Eligible Executive must execute and return a Participation Notice, and following the Eligible Executive’s Termination, a Release Agreement, in each case by the deadline set forth in such agreement.
3.Termination of Employment.
(a)Payments and Benefits on Qualifying Terminations. If an Eligible Executive’s Termination is a Qualifying Termination, in addition to any Accrued Obligations, subject to such Eligible Executive’s execution and delivery, and non-revocation of the Release Agreement as contemplated in Section 3(c) below, the Eligible Executive shall be entitled to the following payments and benefits:
(i)Base Severance. A cash amount equal to the product of (x) such Eligible Executive’s applicable Severance Multiple (based on whether the Qualifying Termination is a Covered Termination or a CIC Termination, as applicable), multiplied by (y) such Eligible Executive’s Base Salary, paid (A) in the case of a Covered Termination, in regular installments through the Employer’s normal payroll process and on the Employer’s normal payroll dates over the period of months that is equal to the multiple of (x) 12 months and (y) the Severance Multiple, commencing within 60 days following the date of Termination and (B) in the case of a CIC Termination, in a lump sum no later than the 60th day following the date of Termination;
(ii)Bonus Severance. A cash amount equal to the product of (x) such Eligible Executive’s applicable Bonus Multiple (based on whether the Qualifying Termination is a Covered Termination or a CIC Termination, as applicable), multiplied by (y) such Eligible Executive’s Target Bonus, paid (A) in the case of a Covered Termination, in regular installments through the Employer’s normal payroll process and on the Employer’s normal payroll dates over the period of months that is equal to the multiple of (x) 12 months and (y) the Bonus Multiple, commencing within 60 days following the date of Termination and (B) in the case of a CIC Termination, in a lump sum no later than the 60th day following the date of Termination;

(iii)COBRA Continuation Payment. Provided the Eligible Executive participated in the Company Group’s health plan immediately prior to a Qualifying Termination and elects to continue coverage for the Eligible Executive and his or her spouse and eligible dependents under the Company’s group health plans pursuant to COBRA, a cash amount to the applicable insurance carrier during the Health Continuation Period equal to 100% of the monthly insurance premiums for such benefits, payable monthly for each month of the Health Continuation Period in accordance with the Company’s payroll practices, with the first such payment in respect of any completed months prior to the Release Effectiveness Date to occur as soon as practicable after the Release Effectiveness Date; provided, that, the Eligible Executive shall notify the Company in writing as soon as practicable (but in no event later than five days) following such time as the Eligible Executive becomes eligible after the date of Termination for group health insurance coverage, if any, through subsequent employment or otherwise (whereupon the Company shall have no further obligation to provide the payments contemplated in this Section 3(a)(iii); provided, further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the premium benefits described herein without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying such premiums directly to the carrier on the Eligible Executive’s behalf, during the balance of any Health Continuation Period, the Company will instead pay to the Eligible Executive on the last day of each remaining month of the Health Continuation Period a fully taxable cash payment equal to the value of the Eligible Executive’s monthly premium for the first month of coverage under COBRA, subject to applicable tax withholding, with such amount to be made to the Eligible Executive without regard to the Eligible Executive’s election of COBRA coverage or payment of COBRA premiums and without regard to the Eligible Executive’s continued eligibility for COBRA coverage during the Health Continuation Period; and
(iv)Equity Award Treatment. Notwithstanding anything in the Omnibus Incentive Plan or any Award Agreement (as defined in the Omnibus Incentive Plan) to the contrary, Qualifying Equity Awards that otherwise would have vested within the number of months following a Termination set forth on Exhibit B (based on whether the Qualifying Termination is a Covered Termination or a CIC Termination, as applicable) will, as of the date of the Qualifying Termination, vest in full and become non-forfeitable.
(b)Other Termination Events. If an Eligible Executive experiences a Termination which does not constitute a Qualifying Termination (including any Termination for Cause), the Eligible Executive shall not be entitled to the payment of any severance or other benefits under the Plan.

(c)Release Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 3(a) (other than the Accrued Obligations) shall be conditioned upon an Eligible Executive’s execution, delivery to the Company, and non-revocation of the Release Agreement and the expiration of any revocation period contained in such Release Agreement within 60 days following the date of Termination. If an Eligible Executive fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such 60 day period, or timely revokes his or her acceptance of such release following its execution, such Eligible Executive shall not be entitled to payment of any severance and other benefits under the Plan. Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of such Termination, but for the condition on executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining payments shall thereafter be provided to the Eligible Executive according to the applicable schedule set forth herein.
4.Additional Terms.
(a)Taxes. Severance and other payments and benefits under the Plan will be subject to all required federal, state and local taxes and may be affected by any legally required withholdings.
(b)Other Benefit Plans. Payments under the Plan are not deemed “compensation” for purposes of calculating any contributions or accruals under the retirement plans, savings plans, and incentive plans of the Company Group.

(c)Section 409A. It is the intention of the Company that the provisions of the Plan are exempt from or comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with Section 409A of the Code. The Company shall administer and operate the Plan in compliance with Section 409A of the Code and in the event that the Company determines that any provision of the Plan does not comply with Section 409A of the Code and that as a result any Eligible Executive may become subject to a Section 409A tax, notwithstanding Section 5, the Company shall have the discretion to amend or modify such provision to avoid the application of such Section 409A tax, and in no event shall any Eligible Executive’s consent be required for such amendment or modification. Notwithstanding any provision of the Plan to the contrary, each Eligible Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to the Plan (including any taxes arising under Section 409A of the Code), and no member of the Company Group shall have any obligation to indemnify or otherwise hold such Eligible Executive harmless from any or all of such taxes. Payments under the Plan are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). To the extent any amounts under the Plan are payable by reference to an Eligible Executive’s termination of employment, such term and similar terms shall be deemed to refer to such Eligible Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in the Plan, to the extent any payments hereunder constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and the Eligible Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)), as determined by the Company in accordance with any method permitted under Section 409A of the Code, as of the date of the Eligible Executive’s separation from service, each such payment that is payable upon such separation from service and would have been paid prior to the six-month anniversary of such separation from service shall be delayed until the earlier to occur of (i) the first day of the seventh month following the separation from service or (ii) the date of the Eligible Executive’s death. Notwithstanding any other provision in the Plan, to the extent any payments hereunder constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and the period to consider and not revoke a release spans two taxable years, then the payments hereunder shall be made in the later of the two taxable years to the extent necessary to comply with Section 409A of the Code. Any reimbursements payable to an Eligible Executive pursuant to the Plan or otherwise shall be paid to such Eligible Executive in no event later than the last day of the calendar year following the calendar year in which such Eligible Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to the Plan shall not be subject to liquidation or exchange for any other benefit.

(d)Recoupment; Clawback. Notwithstanding any provisions in the Plan to the contrary, the Plan Administrator may, in its sole and absolute discretion, in the event of a determination that an event constituting Cause has occurred, regardless of whether such determination happens prior to or following the Termination: (i) terminate the right of such Eligible Executive to receive any severance payments or benefits under the Plan, to the extent they have not been paid and (ii) seek the recoupment of any severance payments or benefits previously paid under the Plan, including through exercising rights of set-off, forfeiture or cancellation, to the fullest extent permitted by law, with respect to any other awards, benefits or payments otherwise due to the Eligible Executive from the Company Group; provided, that, any termination and/or recoupment of payments or benefits under the Plan shall be in addition and without prejudice to any other remedies that the Company might elect to assert. In addition, an Eligible Executive’s rights with respect to any payment or benefit under the Plan shall in all events be subject to any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission and any applicable listing exchange.
5.Termination or Amendment of the Plan. Except as otherwise set forth in a Participation Notice, the Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however that the Plan may not be amended, terminated or discontinued during the 18-month period beginning on a Change in Control (except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law) in a manner that adversely affects an Eligible Executive without such impacted Eligible Executive’s written consent, and provided, further, that no amendment, termination, or discontinuance of either the Plan or any provision of the Plan that has the effect of reducing or diminishing the potential benefits an Eligible Executive may receive under the Plan, shall be effective with respect to the Eligible Executive until the first anniversary of such amendment, termination, or discontinuance, except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law.
6.Section 280G. Notwithstanding anything to the contrary in the Plan, by participating in the Plan, each Eligible Executive expressly agrees that if the payments and benefits provided for in the Plan or any other payments and benefits which such Eligible Executive has the right to receive from the Company Group or its Affiliates (collectively, the “Parachute Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Parachute Payments shall be either (a) reduced (but not below zero) so that the present value of the Parachute Payments will be $1.00 less than 3 times the Eligible Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Parachute Payments received by the Eligible Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Eligible Executive. The reduction of Parachute Payments, if any, shall be made by reducing first any Parachute Payments that are exempt from Section 409A of the Code and then reducing any Parachute Payments subject to Section 409A of the Code in the reverse order in which such Parachute Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Parachute Payments is necessary shall be made by the Plan Administrator in good faith.
7.Claims Procedure; ERISA.
(a)Plan Administrator. The Plan Administrator shall be the “administrator” and a “named fiduciary” under this Plan for purposes of ERISA.

(b)Processing Claims. Although it is not normally necessary to file a claim in order to receive benefits under the Plan, any Eligible Executive who has not been granted benefits under the Plan and who believes that he or she is entitled to any benefits under the Plan shall present such claim in writing to the Company. The processing of claims for benefits and payments under the Plan will be carried out as quickly as possible. If an individual is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, he or she is not entitled to benefits or payments under the Plan.
(c)Decision. If an individual’s claim for benefits under the Plan is denied, the individual will receive a written notice within 90 days (in special cases, more than 90 days may be needed and such individual will be notified in this case):
(i)requesting additional material or information to further support the claim, and the reasons why these are necessary,
(ii)setting forth specific reasons as to why the claim was denied,
(iii)setting forth clear reference to the Plan provisions upon which the denial is based, and
(iv)providing notice of the individual’s right to have the denial reviewed as explained below (which explanation shall also include a statement of the individual’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review).
(d)Request for Review of Denial of Benefits. The individual or his or her authorized representative may request a review of his or her claim by giving written notice to the Plan Administrator. Each individual has the right to have representation, review pertinent documents, and present written issues and comments. An individual’s request must be made not later than 60 days after he or she receives the notice of denial. If an individual fails to act within the 60-day limit, the individual loses the right to have his or her claim reviewed. The individual may review or receive copies, upon request and free of charge, of any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the individual’s claim. The individual may also submit written comments, documents, records and other information relating to his or her claim.
(e)Decision on Review. Upon receipt of a request for review from an individual, the Plan Administrator shall make a full and fair evaluation and may require additional documents necessary for such a review. The Plan Administrator shall make a decision within 60 days from receipt of the individual’s request. In the event of special circumstances, a decision will be given to the individual as soon as possible, but not later than 120 days after receipt of the individual’s request for review. The decision on the review shall be in writing and shall include specific reasons for the decision. The final decision of the Plan Administrator shall be conclusive and binding upon all Persons having or claiming to have an interest in the matter being reviewed. Any notice and decisions by the Plan Administrator may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).
(f)No Limitation of Rights. Nothing in this Section 7 shall limit the Eligible Executive’s ability to file or bring a claim, proceeding, or legal action for relief with respect to any right or claim for payments or benefits under the Plan.

8.General Information.
(a)No Right to Continued Employment.  Nothing contained in the Plan shall confer upon any Eligible Executive any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company to terminate his or her employment, with or without cause.
(b)Plan Not Funded.  Amounts payable under the Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Eligible Executive, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of the Plan, nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Eligible Executive, beneficiary or other person. To the extent that an Eligible Executive, beneficiary or other person acquires a right to receive payment under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
(c)Non-Transferability of Benefits and Interests.  All amounts payable under the Plan are non-transferable, and no amount payable under the Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance, or charge. This Section 8(c) shall not apply to an assignment of a contingency or payment due after the death of an Eligible Executive to the deceased Eligible Executive’s legal representative or beneficiary.
(d)Discretion of Company, Board, Committee and Plan Administrator.   Any decision made or action taken by, or inaction of, the Company, the Board, the Committee or the Plan Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all Persons. In the case of any conflict, the decision made or action taken by, or inaction of, the Plan Administrator will control.

(e)Indemnification.  Neither the Board, the Committee, the Plan Administrator, any employee of the Company, nor any Person acting at the direction thereof (each such Person an “Affected Person”), shall have any liability to any person (including without limitation, any Eligible Executive), for any act, omission, interpretation, construction or determination made in connection with the Plan (or any payment made under the Plan). Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided, that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person’s bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or hold them harmless.
(f)No Duplication. The payments and benefits under the Plan replace and supersede any severance benefits payable upon a Termination previously established under the Other Severance Arrangements. In no event shall any Eligible Executive receive more than the severance payments or benefits provided for herein, and any severance payments benefits provided under any Other Severance Arrangement or otherwise, to the extent paid, shall reduce the amounts to be paid hereunder.

(g)Governing Law.  To the extent not preempted by ERISA or other federal law, all questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of Montana without regard to its principles of conflicts of law. BY PARTICIPATING IN THE PLAN, EACH ELIGIBLE EXECUTIVE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF OR IN CONNECTION WITH THE PLAN. Any controversy or claim arising out of or in any way relating to the Plan will be resolved exclusively by confidential final and binding arbitration in accordance with the Federal Arbitration Act. The arbitration shall be administered by JAMS in Bozeman, Montana, pursuant to the JAMS Employment Arbitration Rules & Procedures (the “Rules”) in effect at the time of arbitration (see http://www.jamsadr.com/rules-employment-arbitration/). If any term or provision of the Rules conflicts with any term or provision of the agreement to arbitrate, the term or provision of the agreement to arbitrate shall prevail. The arbitrator shall apply, as applicable, federal law (as interpreted in or applicable to the District of Montana) or Montana substantive law and law of remedies. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. An Eligible Executive shall not be required to pay any type or amount of expense relating to the arbitration if such requirement would invalidate this agreement to arbitrate or would otherwise be contrary to the law as it exists at the time of the arbitration. Any interested Person shall submit claims to the arbitrator regarding issues of arbitrability, the validity, scope, and enforceability of the Plan, the arbitrator’s jurisdiction, as well as any gateway, threshold, or any other challenges to the Plan, including claims that the Plan is unconscionable. The purpose of this provision is to avoid and prevent any judicial intervention in the arbitration process as provided herein for resolving disputes. Any arbitration under this Section 8(g) shall be strictly confidential, and nothing about the arbitration proceeding or any information or documents produced in the arbitration proceeding or made a part of the record therein shall be made public or disclosed to anyone other than the arbitrator(s), the parties, counsel and witnesses, all of whom shall be bound by this requirement of confidentiality.
(h)Severability. If a court of competent jurisdiction determines that any provision of the Plan is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of the Plan, and all other provisions shall remain in full force and effect.
(i)Notice. Any notice or other communication required or which may be given pursuant to the Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company, at Bridger Aerospace Group Holdings, Inc., 90 Aviation Ln, Bozeman, MT 59714, Attention: General Counsel; or to the Eligible Executive at the Eligible Executive’s most recent address on file with the Company
(j)No Waiver. The failure of the Company Group to insist upon strict adherence to any term of the Plan on any occasion shall not be considered as a waiver of the rights of the Company Group or deprive the Company Group of the right thereafter to insist upon strict adherence to that term or any other term of the Plan. No failure or delay by the Company Group in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any right or power.

(k)Captions.  Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(l)Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors, including following a Change in Control.

Exhibit A

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN

Participation Notice and Agreement

Eligible Executive: [●]

Plan Tier: [●]

I hereby agree to the terms and conditions of the Bridger Aerospace Group Holdings, Inc. Executive Severance Plan (the “Plan”), including the terms set forth in this Participation Notice and Agreement and the Restrictive Covenants (as defined below) incorporated hereto. Terms used but not defined in this Participation Notice or in Exhibit A hereto shall have the meanings assigned to them in the Plan.

I understand that as an Eligible Executive under the Plan, the terms of the Plan will exclusively govern all subject matters addressed by the Plan and I understand that, except as expressly provided in the Plan, the Plan supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines or other arrangements, including the Other Severance Arrangements, with respect to all subject matters covered under the Plan and my rights to severance upon any Qualifying Termination (whether a Covered Termination or a CIC Termination).

I acknowledge and recognize the highly competitive nature of the businesses of the Company Group, and that I will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company Group.

Accordingly, I agree to be bound by the provisions of Exhibit A to this Participation Notice (the “Restrictive Covenants”), which are incorporated by reference into this Participation Notice and made a part hereof.

THE EXECUTIVE:
By_______________________________________
Name:

EXHIBIT A
Restrictive Covenants

The Eligible Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates, that the Eligible Executive will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company and its Affiliates. The Eligible Executive accordingly agrees to the provisions of Exhibit A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Eligible Executive and the Company or any of its Affiliates.

1.Protective Covenants.
(a)Non-Disclosure of Confidential Information. During the Eligible Executive’s employment, the Eligible Executive will have access to Confidential Information (as defined in this Exhibit A) of the Company Group. The Eligible Executive agrees not to use, disclose, or otherwise disseminate any Confidential Information of the Company. The Eligible Executive shall use the same care and discretion in securing and safeguarding the Confidential Information of the Company as the Eligible Executive uses to secure and safeguard the Eligible Executive’s own Confidential Information, but in no event less than reasonable care. The Eligible Executive also agrees to implement appropriate physical and/or electronic controls to secure Confidential Information, to avoid unauthorized or inadvertent disclosure. The Eligible Executive further agrees to segregate Confidential Information from the Eligible Executive’s own materials and the material of others, and not to combine or otherwise aggregate, in whole or in part, Confidential Information with the information or materials of the Eligible Executive or other persons; provided, that the Eligible Executive shall be entitled to store e-mails and other electronic communications received from the Company or its Affiliates or representatives in the same manner as the Eligible Executive stores all other e-mails received from third parties. The Eligible Executive shall not remove, delete, alter, or obscure any proprietary rights legend(s) included in Confidential Information.

For purposes of this Agreement, “Confidential Information” means confidential, proprietary, or non-public information or materials owned or controlled by the Company, including by way of example and not limitation, inventions (whether or not patentable or reduced to practice), trade secrets, techniques, processes, procedures, test criteria, concepts and designs (including without limitation sketches, drawings and models), know-how, algorithms and models, computer software (whether in source or object code form) and documentation related thereto, research, experimental and development work and results therefrom, design details and specifications, technical data, customer information, and business or financial information, including without limitation information related to future business plans, customer solicitations, and initiatives, sources of material and supply and other sensitive business information. Subject to the conditions set forth in the immediately following paragraph, all proprietary information of the Company disclosed or made available to or otherwise accessed by the Eligible Executive pursuant to the Eligible Executive’s employment contemplated herein shall be considered “Confidential Information” and subject to the terms and conditions of this Section 1(a) regardless of how disclosed or by what medium or means, including without limitation disclosures effected in writing, by delivery of items, by initiation of access, including, by way of example, in an electronic data repository, or by oral and/or visual presentation. Unless the Company advises the Eligible Executive otherwise, all confidential, proprietary, or non-public information, data, or materials provided by the Company to the Eligible Executive shall be considered Confidential Information.
Notwithstanding the above, Confidential Information shall not include any information, data, or materials that: (i) are received by or made available to the Eligible Executive without restriction from another source, where such source has not breached any duty of confidentiality to the Company; (ii) are or become available to the public other than by the Eligible Executive’s breach of this Section 1(a) or an act or action by an Affiliate or representative of the Eligible Executive which, if done or performed by the Eligible Executive, would have been a breach of this Exhibit; (iii) were already known to the Eligible Executive prior to disclosure of the Confidential Information without obligation of confidentiality; or (iv) are independently developed by the Eligible Executive without use of, or access or reference to the Confidential Information.

This provision shall survive the termination of the Participation Notice to the maximum duration permissible under applicable law and the parties intend for this provision to survive indefinitely. In any event, it is the intent of the parties that any Confidential Information which constitutes a trade secret shall remain subject to the confidentiality obligations of this Agreement for as long as it remains a trade secret under applicable law.
(b)Acknowledgement of Non-Disclosure Limitations. Notwithstanding the obligations set forth in Section 1(a), the Eligible Executive acknowledges and understands that:
(i)Pursuant to 18 U.S.C. § 1833(b), the Eligible Executive has been and is hereby advised that notwithstanding the confidentiality obligations set forth in this Exhibit, the Eligible Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal; and
(ii)Neither this Section, nor any other provision of this Exhibit, is intended to, nor shall, limit the Eligible Executive’s ability to testify truthfully at a judicial proceeding, to disclose information about a sexual assault or sexual harassment disputes, to speak with law enforcement, the equal employment opportunity commission, the state division of human rights, the attorney general, a local commission on human rights, or an attorney retained by the Eligible Executive; to testify, assist, or participate in an investigation, hearing or proceeding conducted by a government administrative agency; or to engage in any other activity compelled or protected by law.

(c)Intellectual Property, Intangible Property, and Inventions.
(i)The Eligible Executive agrees that any inventions, processes, designs, materials, products, developments or discoveries (whether or not subject to patent, trademark or copyright protection) that the Eligible Executive may conceive, make, invent, develop, suggest, or reduce to practice within the course of the Eligible Executive’s employment with the Company (whether individually or jointly with any other person or persons) (collectively, “Work Product”) are exclusively owned by the Company, and shall be the sole and exclusive property of the Company immediately upon their creation. To the extent any Work Product is not deemed to be automatically and exclusively owned by the Company upon creation for any reason, the Eligible Executive with effect from creation of any and all Work Product, agrees to assign, and hereby does assign, to the Company all right, title and interest in and to such Work Product, including but not limited to all copyrights, right thereunder, and similar protections and renewals and extensions thereof; all trademarks, trade names, service names, service marks, logos, trade dress, brand names, and domain names, whether common law or otherwise, as well as all trademark registrations, applications and all issuances, extensions, and renewals thereof (“Trademarks”) together with the goodwill of the business connected with the use of, and symbolized by, the Trademarks; all patents, patent applications, patentable subject matters, and all issuances, divisions, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof, and any subsequent patents with the same inventive subject matter; any and all causes of action that may have accrued or accrue after the date hereof in the Eligible Executive’s favor for infringement of the Work Product; any and all royalties, fees, income, payments and other proceeds due or payable with respect to any and all of the foregoing; and all other rights of any kind of the Eligible Executive accruing under any of the foregoing as provided by applicable law, including all extensions and renewals thereof. The foregoing assignment includes all rights of paternity, integrity, attribution, withdrawal, and other so-called “moral rights” that may be recognized in any jurisdiction, and to the extent such rights cannot be legally assigned, the Eligible Executive expressly waives such rights to the maximum extent permitted under applicable law.

(ii)The Eligible Executive agrees to provide all assistance reasonably requested by the Company, both during and subsequent to the Eligible Executive’s employment, in the establishment, preservation, and enforcement of the Company’s rights in the Work Product, including, without limitation, the execution of confirmatory assignments, licenses, waivers, or other documentation. The Eligible Executive shall not use or incorporate any intellectual property or proprietary material owned or controlled by a third party in any Work Product without the Company’s express prior authorization. The Eligible Executive will disclose promptly to the Company all Work Product that the Eligible Executive creates, invents, conceives, discovers, develops, improves, or reduces to practice, whether solely or jointly with others, during the term of employment.
(iii)The Company and the Eligible Executive agree that the foregoing assignments of Work Product shall not apply to intellectual property and/or proprietary materials for which no equipment, supplies, facilities or Company property or materials were used, and which were developed entirely and exclusively using the Eligible Executive’s own time and resources, unless: the material relates directly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development; or the materials were created or developed as the result of any work performed by the Eligible Executive for the Company or activities performed by the Eligible Executive in furtherance of the duties or responsibilities of his employment. The Company further agrees that any intellectual property and/or inventions that are wholly unrelated to the Company’s business, that have been made by the Eligible Executive (independently or jointly with others) prior to the date of this Agreement entirely without any involvement, input, or collaboration with the Company, and are the subject of a pending patent application or issued patent, are specifically excluded from the assignment of rights contained in this Exhibit.

(d)Restrictive Covenants. The Eligible Executive acknowledges that, in the course of the Eligible Executive’s employment, the Eligible Executive will have access to Confidential Information, strategic plans, financial data, acquisition strategies, financing relationships, and other sensitive information, and will develop relationships with employees, suppliers, lenders, investors, and other business partners. Accordingly, the Eligible Executive agrees as follows:
(i)For purposes of this Exhibit, “Affiliate” means any entity controlling, controlled by, or under common control with the Company, where control may be by management authority, equity interest, trusteeship, membership, or otherwise.
(ii)For purposes of this Exhibit, “Competitive Business” means any business that directly competes with a material line of business of the Company or its Affiliates as of the date of termination, in any geographic area in which the Company conducts material business operations or has demonstrable plans to conduct business within the Restricted Period.
(iii)For purposes of this Exhibit, “Restricted Period” means the 12 month period following the termination of the Eligible Executive’s employment for any reason.
(iv)Agreement Not to Compete. During the Restricted Period, the Eligible Executive shall not, directly or indirectly, whether as an employee, consultant, advisor, partner, officer, director, investor (other than as a passive holder of less than 2% of the outstanding securities of a publicly traded company), or otherwise, provide services in a senior executive, financial, operational, or strategic capacity to any Competitive Business in a role that is the same as or substantially similar to the duties and responsibilities the Eligible Executive performed for the Company.
(v)Non-Solicitation of Employees. During the Restricted Period, the Eligible Executive shall not, directly or indirectly, solicit for employment, hire, or assist any other person or entity in hiring any employee of the Company or its Affiliates with whom the Eligible Executive worked or about whom the Eligible Executive obtained Confidential Information during the last 12 months of his or her employment.

(vi)Non-Solicitation of Business Relationships. During the Restricted Period, the Eligible Executive shall not, directly or indirectly, solicit, divert, or attempt to divert any material customer, supplier, lender, investor, or other business partner of the Company or its Affiliates with whom the Eligible Executive had material contact or about whom the Eligible Executive received Confidential Information during the last 12 months of his employment, for the purpose of providing products or services that compete with those offered by the Company.
(vii)Non-Disparagement. During the Restricted Period, the Eligible Executive shall not make any knowingly false or materially misleading statements that disparage the Company, its Affiliates, or their respective officers, directors, products, or services; provided, however, that nothing herein restricts truthful statements made in response to legal process or protected whistleblower activity.
(viii)Reasonableness; Judicial Modification. The Eligible Executive acknowledges that the restrictions set forth in this Exhibit are reasonable in terms of duration, geographic scope, and subject matter, and are necessary to protect the Company’s legitimate business interests. If any provision of this Exhibit is determined to be unenforceable, a court of competent jurisdiction shall modify such provision to the minimum extent necessary to render it enforceable and, as modified, enforce such provision.
(ix)Remedies. The Eligible Executive acknowledges that a breach of this Exhibit may cause irreparable harm for which monetary damages may be inadequate. Accordingly, in addition to any other remedies available at law or in equity, the Company shall be entitled to seek injunctive or equitable relief to enforce this Exhibit, without the necessity of posting bond except as required by applicable law.
2.Return of The Company Property. Upon termination of the Eligible Executive’s employment for any reason, or at any other time upon the Company’s reasonable written request, the Eligible Executive shall promptly return to the Company all property, materials, and documentation relating to or belonging to the Company that are in the Eligible Executive’s possession, custody, or control, including, without limitation, equipment, records, reports, memoranda, documents, notes, manuals, drawings, lists, Confidential Information, and Work Product, whether in physical or electronic form, together with all copies thereof.

Notwithstanding the foregoing, the Eligible Executive may retain (i) personal contact information, (ii) documents relating solely to the Eligible Executive’s compensation, benefits, or equity awards, (iii) documents required to be retained for tax or personal recordkeeping purposes, and (iv) one archival copy of materials reasonably necessary to comply with legal or regulatory obligations, provided that such retained materials do not contain Confidential Information beyond what is necessary for such purposes and remain subject to the confidentiality obligations of this Exhibit.
The Eligible Executive agrees that, except as expressly permitted above, the Eligible Executive shall not retain any Company documents, data, or other materials, including any Confidential Information or Work Product, following the termination of employment.

Exhibit B

Plan Tiers

The Severance Multiple, Bonus Multiple, Health Continuation Period, and Equity Vesting applicable to an Eligible Executive under the Plan, in the case of either (a) a Covered Termination or (b) a CIC Termination, in each case, shall be consistent with the below table, based on the corresponding Plan Tier set forth in an Eligible Executive’s Participation Notice.

	Tier A	Tier B	Tier C
(a) Covered Termination
Severance Multiple:	1.50x	1.00x	0.75x
Bonus Multiple:	1.00x	1.00x	1.00x
Health Continuation Period (months):	18	12	12
Equity Vesting – Qualifying Equity Awards that would have vested within the stated number of months following a Termination will vest in full and become non-forfeitable	24	12	12
(b) CIC Termination
Severance Multiple:	2.00x	1.50x	1.00x
Bonus Multiple:	1.50x	1.50x	1.00x
Health Continuation Period (months):	24	18	18
Equity Vesting – Qualifying Equity Awards that would have vested within the stated number of months following a Termination will vest in full and become non-forfeitable	All outstanding Qualifying Equity Awards, regardless of vesting schedule	24	18